Exhibit 5.1

[Phillips, Gardill, Kaiser & Altmeyer, PLLC Letterhead]

November 20, 2014

WesBanco, Inc.

1 Bank Plaza

Wheeling, West Virginia 26003

Ladies and Gentlemen:

We have acted as counsel for Wesbanco, Inc., a West Virginia corporation (“WesBanco”), in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Act”), for the registration of shares of common stock, par value $2.0833 per share, of WesBanco (the “Shares”), that may be issued in connection with the merger of ESB Financial Corporation, a Pennsylvania corporation (“ESB”), with and into WesBanco as described in the Registration Statement.

We have participated in the preparation of the Registration Statement and have reviewed the Agreement and Plan of Merger, dated as of October 29, 2014, by and between Wesbanco, Wesbanco Bank, Inc., a West Virginia banking corporation and a wholly owned subsidiary of WesBanco, ESB and ESB Bank, a Pennsylvania state-chartered bank and a wholly owned subsidiary of ESB (the “Merger Agreement”). We have also reviewed originals or copies, certified or otherwise identified to our satisfaction, of all such corporate records of WesBanco and such other instruments and certificates of public officials, officers and representatives of WesBanco and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinion expressed below.

In rendering this opinion expressed below, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of such copies. In addition, we have assumed and have not verified the accuracy as to factual matters of each document we have reviewed.

Based on and subject to the foregoing, we are of the opinion that the Shares have been duly authorized for issuance by WesBanco and, when the Registration Statement has become effective under the Act, the articles of merger have been duly filed with the Secretary of State of the State of West Virginia and the Department of State of the Commonwealth of Pennsylvania, and the Shares have been duly issued in accordance with the Merger Agreement, the Shares will be validly issued, fully paid, and nonassessable.

The foregoing opinion is limited to the federal law of the United States of America and the West Virginia Business Corporation Act (including the applicable reported judicial decisions interpreting that law).

We assume no obligation to update or supplement the foregoing opinion in order to reflect any changes of law or fact that may occur.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to our firm and this opinion under the caption “Legal Matters” in the proxy statement/prospectus constituting a part of the Registration Statement. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Act.

Yours very truly,

PHILLIPS, GARDILL, KAISER & ALTMEYER, PLLC

By:	/s/ James C. Gardill